CONFIRMING STATEMENT

 This statement confirms that the undersigned, Thomas G. Kahn, authorized

Steven D. Davidson to execute and file on behalf of the undersigned that certain Form 4 filed with the U.S. Securities and Exchange Commission on February 10, 2005, reporting a change in the undersigned's beneficial ownership of securities of Haggar Corp.,

together with the amendment thereto to which this statement is attached.

Dated:  February 23, 2005                        /s/ Thomas G. Kahn